Exhibit 13.3 under Form N-14

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT made as of the 13th of February, 2003 by and between Federated Premier Municipal Income Fund, a Delaware statutory trust (the “Fund”) and Federated Investment Management Company, a Delaware statutory trust (the “Adviser”).

WHEREAS, the Fund has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) on Form N-2 pursuant to the Securities Act of 1933, as amended (the “1933 Act’) (File No. 333-102033) and the Investment Company Act of 1940, as amended (the “1940 Act”) (File No. 811-21235) pursuant to which the Fund proposes to sell to the public an aggregate of 2,147 shares of the Fund’s Auction Market Preferred Shares through several underwriters led by Merrill Lynch & Co. and others (collectively, the “Underwriters”) in connection with an offering pursuant to a purchase agreement (the “Purchase Agreement”) to be entered into by the Fund, the Adviser and the Underwriters.

WHEREAS, the Purchase Agreement contains certain provisions with respect to the obligations and liabilities between the Fund and the Adviser on the one hand and the Underwriters on the other.

WHEREAS, the Underwriters require the Fund and the Adviser to agree to jointly and severally indemnify the Underwriters for certain liabilities.

WHEREAS, the Fund and the Adviser desire to set forth their understanding and agreement concerning certain liabilities arising out of their obligations to the Underwriters under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            The Adviser agrees to indemnify and hold harmless the Fund, its trustees and each of the Fund’s officers who signed the Registration Statement, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section6(a) of the Purchase Agreement, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A Information, if applicable, or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Fund by the Adviser expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

2.            An indemnified party shall give notice as promptly as reasonably practicable to the Adviser of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify shall not relieve the Adviser from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Indemnification Agreement. In respect of any such proceeding, counsel shall be selected by the Fund. The Adviser may participate at its own expense in the defense of any such action; provided, however, that counsel to the Adviser shall not (except with the consent of the Fund) also be counsel to the Fund. In no event shall the Adviser be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. Without the prior written consent of an indemnified party, the Adviser shall not settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Indemnification Agreement (whether or not the indemnified party is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of the indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified party.

3.            If at any time an indemnified party shall have requested the Adviser to reimburse an indemnified party for fees and expenses of counsel, the Adviser agrees that it shall be liable for any settlement effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Adviser of the aforesaid request, (ii) the Adviser shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) the Adviser shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

4.            Any notice, claim or demand hereunder shall be made in writing and if required to be given to an indemnified party shall be sufficient if given as provided in the Purchase Agreement for notices to the Fund and any notice, claim or demand hereunder to be given to the Adviser shall be made in writing and likewise shall be sufficient if given as provided in the Purchase Agreement.

5.            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

6.            This Agreement shall be governed by the laws of the State of New York without regard to such jurisdiction’s conflicts of laws principles.

7.            This Agreement may be executed by one or more parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be one and the same instrument.

8.            Except as otherwise specifically defined herein, all capitalized terms used in this Agreement shall have the meanings assigned such terms in the Purchase Agreement.

IN WITNESS WHEREOF, the parties below have caused the foregoing to be executed on their behalf this 13th day of February, 2003.

FEDERATED PREMIER MUNCIPAL INCOME FUND

By: /s/ Mary Jo Ochson

Name:       Mary Jo Ochson

Title:       Vice President

FEDERATED INVESTMENT MANAGEMENT COMPANY

By: /s/ Mary Jo Ochson

Name:       Mary Jo Ochson

Title:       Vice President